FIRST AMENDMENT
TO UNITED STATES STEEL CORPORATION
2016 OMNIBUS INCENTIVE COMPENSATION PLAN
The first sentence of Section 4.01 of the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”) is hereby amended to read as follows, subject to and conditioned upon the approval of the stockholders of the Corporation at the Corporation’s Annual Meeting of Stockholders to be held on April 25, 2017:
“The maximum number of Shares which may be issued and in respect of which Awards may be granted under the Plan shall be limited to 13,500,000 Shares, subject to adjustments provided in Section 8.01, which may be used for all forms of Awards (such Shares may be referred to as “Available Shares”).”
If this First Amendment to the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan (“First Amendment”) is approved by the stockholders at the Corporation’s Annual Meeting of Stockholders to be held on April 25, 2017, it shall be effective on such date. If this First Amendment is not approved by the stockholders at the Corporation’s Annual Meeting of Stockholders to be held on April 25, 2017, it shall be null and void and of no effect.
Adopted by the Board of Directors of the Corporation the 28th day of February, 2017.